Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 28th day of February, 2023 and effective as of the 20th day of March, 2023 (the “Effective Date”), by and between Total Community Options, Inc., d/b/a InnovAge, a Colorado corporation (the “Company”), and Christine Bent (the “Executive”).

RECITALS

The Company desires to offer to the Executive employment on the terms and conditions set forth in this Agreement. In consideration of the foregoing premises and the mutual promises, terms, provisions and conditions set forth in this Agreement, the parties hereby agree:

1.            Employment. The Executive’s employment shall be subject to the terms and conditions set forth in this Agreement.

2.           Term. This Agreement will continue in effect from the Effective Date until terminated in accordance with Section 6 hereof. The term of this Agreement is hereafter referred to as “the term of this Agreement” or “the term hereof”.

3.            Capacities and Performance.

(a)            During the term hereof, the Executive shall be employed by the Company on a full-time basis and shall serve the Company as its Chief Operating Officer, In such capacity, the Executive shall report to the President and Chief Executive Officer of the Company (the “Chief Executive Officer”), and the Executive shall have such duties as are consistent with the Executive’s position and as may from time to time be assigned to the Executive by the Chief Executive Officer or the Board of Directors of the Company (the “Board”).

(b)            During the term hereof, the Executive shall devote substantially all of the Executive’s full business time and the Executive’s best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates (as defined below) and to the discharge of the Executive’s duties and responsibilities hereunder. The Executive shall not engage in any other business activity or serve in any industry, trade, professional, governmental or academic position during the term of this Agreement, except as may be expressly approved in advance by the Chief Executive Officer in writing, which approval shall not be unreasonably withheld; provided, however, that the Executive may without advance consent participate in charitable activities and passive personal investment activities, provided that such activities do not, individually or in the aggregate, interfere with the performance of the Executive’s duties under this Agreement, are not in conflict with the business interests of the Company or any of its Affiliates and do not violate Sections 8, 9 or 10 of this Agreement.

(c)            During the term hereof, the Executive shall comply with all of the Company’s written policies, practices and codes of conduct applicable to the Executive’s position, as in effect from time to time.

4.            Compensation and Benefits. As compensation for all services performed by the Executive hereunder during the term hereof, and subject to performance of the Executive’s duties and responsibilities to the Company and its Affiliates, pursuant to this Agreement or otherwise, the Company shall pay certain compensation and provide certain benefits to the Executive, as follows:

(a)            Base Salary. During the term of this Agreement, the Company will pay the Executive an annual base salary commensurate with the Executive’s performance and experience within the compensation philosophy established by the Company; the Executive’s initial annual base salary rate will be $455,000. The Executive will be paid the Executive’s annual base salary in accordance with the normal payroll practices of the Company as in effect from time to time (but no less frequently than monthly); the Executive’s annual base salary, as from time to time adjusted, is hereafter referred to as the “Base Salary”. The Chief Executive Officer, following consultation with the Board, shall review the Base Salary each year for increase, but shall not decrease the Base Salary.

(b)            Annual Bonus Compensation. For each fiscal year occurring during the term hereof, beginning with the 2023 fiscal year, the Executive shall be eligible, but not entitled, to receive a discretionary annual bonus (the “Annual Bonus”), targeted at fifty percent (50%) of the Executive’s Base Salary (the “Target Bonus”). The actual amount of the Annual Bonus due for a given fiscal year, if any, will be determined by the Chief Executive Officer, in consultation with the Board, acting in good faith and based on the achievement of pre-established performance criteria. The performance criteria shall be based on criteria established by the Board in consultation with the Chief Executive Office no later than the sixtieth (60th) day of the fiscal year. Any Annual Bonus earned for a fiscal year shall be paid within thirty (30) days after the Board has received, reviewed, and approved the applicable fiscal year’s final audited statements, and in any event no later than December 31st of the calendar year in which such fiscal year ends. In order to receive the Annual Bonus for any fiscal year, the Executive must be employed by the Company through the last day of the fiscal year to which performance relates. The FY2023 bonus will be pro-rated for the partial year worked.

(c)            Initial RSU Grant. Company will grant the Executive a one-time sign-on award of restricted stock units (“RSUs”) with an approximate grant date fair value of $575,000. It will vest in equal one-third (1/3) installments on each of the first three (3) anniversaries of the date of grant, subject to the Executive’s continued employment on each applicable vesting date. The RSU award will be subject to an award agreement, the InnovAge Holding Corp., 2021 Omnibus Incentive Plan (as the same may be amended from time to time, the “Plan”), and any other restrictions and limitations generally applicable to the equity of the Company or otherwise imposed by law.

(d)            Annual Incentive Equity Grants under the 2021 Omnibus Incentive Plan. Subject to the approval of the Board, and beginning with Fiscal Year 2024, the Executive shall be eligible, but not entitled, to receive a discretionary annual award of RSUs with an approximate grant date fair value of $400,000. The RSU award will be subject to an RSU agreement, substantially in the form attached as Exhibit A hereto, the Plan, and any other restrictions and limitations generally applicable to the equity of the Company or otherwise imposed by law.

5.            Executive shall be eligible to use 20 days of paid time off per calendar year (in addition to Company holidays). This time may be used at such times and intervals as shall be determined by the Executive, subject to the reasonable business needs of the Company. Executive’s entitlement to use 20 days of paid time off is subject to change, at any time without advance notice, should the Company revise its policy relating to time off entitlements for executives. Paid time off usage and other terms and conditions is otherwise be governed by the policies of the Company, as may be amended, and modified from time to time.

(a)            Employee Benefit Plans. During the term hereof and subject to any contribution therefore generally required of similarly-situated employees of the Company, the Executive shall be entitled to participate in any and all employee benefit plans from time to time in effect for employees of the Company generally (the “Employee Benefit Plans”), except to the extent any Employee Benefit Plan provides for benefits otherwise provided to the Executive hereunder (e.g., a severance pay plan). Such participation shall be subject to (i) the terms of the applicable Employee Benefit Plan documents, (ii) generally applicable Company policies and (iii) the discretion of the Company or any administrative or other committee provided for under, or contemplated by, such Employee Benefit Plan.

(b)            Business Expenses. The Company shall pay or reimburse the Executive for reasonable, customary, and necessary business expenses incurred or paid by the Executive in the performance of the Executive’s duties and responsibilities hereunder, subject to such reasonable substantiation and documentation and to travel and other policies as may be required by the Company from time to time.

6.            Termination of Employment and Severance Benefits. The Executive’s employment hereunder shall terminate under the following circumstances:

(a)            Death. In the event of the Executive’s death during the term hereof, the date of death shall be the date of termination, and the Company shall pay or provide to the Executive’s designated beneficiary or, if no beneficiary has been designated by the Executive in a notice received by the Company, to the Executive’s estate: (i) any Base Salary earned but not paid through the date of termination, (ii) pay in lieu of any PTO accrued but not used as of the date of termination, (iii) any business expenses incurred by the Executive but unreimbursed as of the date of termination, provided, that, such expenses and required substantiation and documentation are submitted no later than one hundred twenty (120) days following the date of termination, that such expenses are reimbursable under Company policy and that any such expenses subject to Section 6(g)(iv) shall be paid not later than the deadline specified therein, (iv) any Annual Bonus earned but unpaid in respect of the fiscal year completed immediately prior to the date of termination (the “Prior Year Bonus,” and all of the foregoing, payable subject to the timing limitations described herein, “Final Compensation. In the event of such termination, the Company shall have no further obligation or liability to the Executive under this Agreement, other than for payment of any Final Compensation due to the Executive. Other than business expenses described in Section 6(a)(iii), Final Compensation shall be paid to the Executive’s designated beneficiary or estate at the time prescribed by applicable law and in all events within thirty (30) days following the date of death.

(b)            Disability.

(i)            The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during the Executive’s employment hereunder through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of the Executive’s duties and responsibilities hereunder (notwithstanding the provision of any reasonable accommodation exclusive of the leave of absence provided hereunder) for ninety (90) consecutive days, or one hundred and eighty (180) non-consecutive days, during any period of three hundred and sixty-five (365) consecutive calendar days (“Disability”). In the event of such termination, the Company shall have no further obligation or liability to the Executive under this Agreement, other than for payment of any Final Compensation due to the Executive. Other than business expenses described in Section 6(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(ii)            The Chief Executive Officer may designate another employee to act in the Executive’s place during any period of the Executive’s Disability. Notwithstanding any such designation, the Executive shall continue to receive the Base Salary in accordance with Section 4(a) and to participate in Employee Benefit Plans in accordance with Section 5, to the extent permitted by the then-current terms of the applicable Employee Benefit Plans, until the Executive becomes eligible for disability income benefits under the Company’s disability income plan, if any, or until the termination of the Executive’s employment, whichever shall first occur. If the Executive receives any disability income payments under the Company’s disability income plan, the Base Salary under Section 4(a) shall be reduced by the amount of such disability income. The Executive shall continue to participate in the Employee Benefit Plans in accordance with Section 5 and to the extent permitted by and subject to the then-current terms of such Employee Benefit Plans, until the termination of the Executive’s employment hereunder.

(iii)            If any question shall arise as to whether the Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of the Executive’s duties and responsibilities hereunder, the Executive may, and at the reasonable request of the Company shall, submit to a medical examination by a physician mutually agreed to by the Company and the Executive (or the Executive’s duly appointed guardian, if any), and such determination for the purposes of this Agreement shall be conclusive. If such question shall arise and the Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on the Executive.

(c)            By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon delivery of written notice to the Executive. The following, as determined in the Company’s reasonable discretion, shall constitute Cause for termination:

(i)         The Executive’s failure to perform the Executive’s duties and responsibilities to the Company or any of its Affiliates that are consistent with Executive’s title and authorities;

(ii)        The Executive’s material breach of any of the provisions of this Agreement or any other written agreement between the Executive and the Company or any of its Affiliates, resulting in material harm to the Company or any of its Affiliates;

(iii)       The Executive’s material breach of any fiduciary duty that the Executive has to the Company or any of its Affiliates;

(iv)       The Executive’s gross negligence, intentional misconduct or unethical or improper behavior by the Executive resulting in material harm to the business, interests or reputation of the Company or any of its Affiliates;

(v)        The Executive’s intentional or willful failure to comply with applicable PACE, Medicare or Medicaid rules or regulations;

(vi)       The Executive’s failure to comply with the Company’s Code of Conduct or Corporate Compliance Program;

(vii)      The Executive’s commission of a felony or any other crime involving moral turpitude; or

(viii)     The Executive’s commission of conduct involving fraud, embezzlement, sexual harassment, material misappropriation of property or other substantial misconduct with respect to the Company or any of its Affiliates.

Any termination of the Executive’s employment for bases set forth in clauses (i) - (iii) and (vi) shall not constitute a termination for Cause unless the Company shall have provided written notice to the Executive no later than fifteen (15) days after the Board first obtained actual knowledge of the Executive’s act or omission constituting Cause, setting forth in reasonable detail such acts or omissions, and the Executive shall have failed to cure (to the extent capable of cure) such acts or omissions within fifteen (15) days following receipt of written notice. In the event of a termination of the Executive’s employment hereunder for Cause, the Company shall have no further obligation or liability to the Executive under this Agreement, other than for any Final Compensation (excluding the Prior Year Bonus) due to the Executive. Other than business expenses described in Section 6(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment.

(d)            By the Company Other Than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon thirty (30) days’ prior written notice to the Executive. If the Company terminates the Executive’s employment other than for Cause after the Effective Date, then in addition to any Final Compensation due to the Executive, the Company will (i) pay to the Executive severance pay, at the same rate as the Base Salary, for a period of twelve (12) months following the date of termination of the Executive’s employment, (ii) pay to the Executive an amount equal to the Executive’s Target Bonus (clauses (i) and (ii), collectively, the “Severance Payments”) and (iii) continue to pay, on the Executive’s behalf, the premiums required to be paid for the Executive’s continued participation in the Company’s health care benefit plan, including existing spousal or family health care coverage, if selected, for a period of twelve (12) months following termination, unless the Executive becomes employed by another company and eligible for coverage under such company’s group health care plans, and in such instance, future payment for the health insurance premiums will cease (the “Healthcare Payments” and, collectively with the Severance Payments, the “Severance Benefits”). Other than business expenses described in Section 6(a)(iii), Final Compensation shall be paid to the Executive at the time prescribed by applicable law and in all events within thirty (30) days following the date of termination of employment. Any obligation of the Company to provide the Severance Benefits is conditioned, however, on the Executive signing and returning to the Company (without revoking) a timely and effective general release of claims in substantially the form attached hereto as Exhibit B (the “Release of Claims”), all of which (including the lapse of the period for revoking the Release of Claims as specified in the Release of Claims) shall have occurred no later than the sixtieth (60th) day following the date of termination, and on the Executive’s continued compliance with the obligations of the Executive to the Company and its Affiliates that survive termination of the Executive’s employment, including, without limitation, under Sections 8, 9 and 10 of this Agreement. Subject to Section 6(g) below, (A) the Severance Payments to which the Executive is entitled hereunder shall be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company, and (B) the Healthcare Payments shall be paid monthly, and in both cases of (A) and (B), with the first payment, which shall be retroactive to the day immediately following the date on which the Executive’s employment terminated, being due and payable on the Company ’ s next regular payday for executives that follows the expiration of sixty (60) calendar days from the date on which the Executive’s employment terminates. Notwithstanding the foregoing, in the event the Healthcare Payments would, in the determination of the Board or its delegate, subject the Executive, the Company or any of its Affiliates to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”) or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), the Healthcare Payments shall be treated as taxable payments and be subject to imputed income tax treatment to the extent necessary to eliminate any such adverse consequences under the ACA or Section 105(h).

(e)            By the Executive for Good Reason. The Executive may terminate the Executive’s employment hereunder for Good Reason by providing (1) written notice to the Company, specifying in reasonable detail the condition giving rise to the Good Reason, no later than the thirtieth (30th) day following the first occurrence of that condition, and (2) the Company a period of thirty (30) days in which to remedy the condition in all material respects. The Executive’s termination of employment for Good Reason will be effective on the thirty-first (31st) calendar day following the expiration of the Company’s period to remedy, if the Company has failed to remedy the condition in all material respects. The following, if occurring without the Executive’s written consent, shall constitute “Good Reason” for termination by the Executive:

(i)         a material reduction in the Executive’s Base Salary (unless such reduction affects all similarly situated employees of the Company on a proportionate basis);

(ii)        a requirement that the Executive relocate to a location more than fifty (50) miles from Minneapolis, Minnesota, where the Executive is providing services (provided, that, a relocation shall not include the Executive’s travel for business in the course of performing the Executive’s duties for the Company or any of its Affiliates);

(iii)       a material diminution in the nature or scope of the Executive’s duties, authority and/or responsibilities; or

(iv)       a material breach by the Company of (A) any of the terms of this Agreement or (B) any other material written agreement between the Company and the Executive.

In the event of termination of the Executive’s employment in accordance with this Section 6(e), the Executive will be entitled to all amounts the Executive would have been entitled to receive had the Executive’s employment been terminated by the Company other than for Cause pursuant to Section 6(d) above, provided, that, the Executive signs and returns (without revoking) a timely and effective Release of Claims as set forth in Section 6(d).

(f)            By the Executive without Good Reason. The Executive may terminate the Executive’s employment hereunder without Good Reason at any time upon sixty (60) days’ prior written notice to the Company. In the event of termination of the Executive’s employment in accordance with this Section 6(f), the Chief Executive Officer may elect to waive the period of notice, or any portion thereof, and, if the Chief Executive Officer so elects, the Company will pay the Executive the Base Salary for the period so waived. The Company shall also pay the Executive any Final Compensation due to the Executive (other than business expenses described in Section 6(a)(iii)) at the time prescribed by applicable law and in all events within thirty (30) days following the date of the termination of employment.

(g)            Timing of Payments and Section 409A.

(i)            Notwithstanding anything to the contrary in this Agreement, if, at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under this Section 6 on account of such separation from service that constitute deferred compensation, and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6)-month period or, if earlier, upon the Executive’s death; except (A) with respect to any amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1,409A-l(b) (including, without limitation, by reason of the safe harbor set forth in Section 1.409A-l(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits that qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-l(a)(5); and (C) other amounts or benefits that are not subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(ii)          This Agreement is intended to either comply with, or be exempt from, Section 409A, and this Agreement shall be construed and administered in accordance with such intent.

(iii)          For purposes of this Agreement and solely to the extent that Section 409A applies to compensation or a benefit, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-l(h) of the Treasury Regulations, after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-l(i).

(iv)          Each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(v)           Any payment of, or reimbursement for, expenses that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (A) no reimbursement or payment of any such expense shall affect the Executive’s right to reimbursement or payment of any such expense in any other calendar year; (B) reimbursement or payment of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (C) the right to reimbursement or payment shall not be subject to liquidation or exchange for any other benefit.

(vi)          In the event of any change in the payroll schedule of the Company, each installment or payment to be made under this Agreement shall be made (according to such new payroll schedule) within thirty (30) days of the payroll date that would apply pursuant to the payroll schedule in effect on the Effective Date to the extent necessary to avoid a violation of applicable requirements under Section 409A.

(vii)        In the event the Company or the Executive determines that any compensation or benefit payable hereunder may violate applicable requirements of Section 409A, the Company and the Executive shall cooperate in good faith to amend this Agreement or take any other actions as are necessary or appropriate for such compensation or benefit to either (A) be exempt from the requirements of Section 409A or (B) comply with the applicable requirements of Section 409A; provided, that, no such amendment will be made to the extent it would result in an increased cost to the Company.

(viii)       In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

(h)            Exclusive Right to Severance. The Executive agrees that the Severance Benefits to be provided to the Executive in accordance with the terms and conditions set forth in this Agreement are intended to be exclusive. The Executive hereby knowingly and voluntarily waives any right she might otherwise have to participate in or receive payments or benefits under any other plan, program or policy of the Company providing for severance or termination pay or other termination benefits (other than any benefits payable pursuant to a long-term disability or other similar insurance program, which shall be governed by the terms and provisions of the applicable plan or program).

7.            Effect of Termination. The provisions of this Section 7 shall apply to any termination of the Executive’s employment under this Agreement, whether pursuant to Section 6 or otherwise.

(a)            Provision by the Company of Final Compensation and Severance Benefits, if any, that are due to the Executive, in each case, under the applicable termination provisions of Section 6, shall constitute the entire obligation of the Company to the Executive under this Agreement.

(b)            Except for any right of the Executive to continue group health plan participation in accordance with applicable law, the Executive’s participation in all Employee Benefit Plans shall terminate pursuant to the terms of the applicable Employee Benefit Plan documents based on the date of termination of the Executive’s employment, without regard to any Base Salary for notice waived pursuant to Section 6(e) hereof or to any Severance Benefits or other payment made to or on behalf of the Executive following such termination date.

(c)            Provisions of this Agreement shall survive any termination of the Executive’s employment if so provided herein or if necessary or desirable fully to accomplish the purposes of other surviving provisions, including, without limitation, the obligations of the Executive under Sections 8, 9 and 10 hereof. The obligation of the Company to provide Severance Benefits hereunder, and the Executive’s right to retain such payments, is expressly conditioned on the Executive’s continued full performance in accordance with Sections 8, 9 and 10 hereof.

8.            Confidential Information.

(a)            The Executive acknowledges that the Company and its Affiliates continually develop Confidential Information, that the Executive will develop Confidential Information for the Company or its Affiliates and that the Executive will learn of Confidential Information during the course of the Executive’s employment. The Executive agrees that all Confidential Information which the Executive creates or to which she has access as a result of the Executive’s employment or other associations with the Company or any of its Affiliates since the Effective Date is and shall remain the sole and exclusive property of the Company or its Affiliate, as applicable. The Executive shall comply with the policies and procedures of the Company and its Affiliates for protecting Confidential Information and shall never disclose to any Person (except as required by applicable law or for the proper performance of the Executive’s duties and responsibilities to the Company and its Affiliates), or use for the Executive’s own benefit or gain or the benefit or gain of any other Person, any Confidential Information obtained by the Executive incident to the Executive’s employment or any other association with the Company or any of its Affiliates. The Executive understands that this restriction shall continue to apply after the Executive’s employment terminates, regardless of the reason for such termination. Further, the Executive agrees to furnish prompt notice to the Company, to the extent permitted by applicable law, of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal process or requirement, and agrees to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. The confidentiality obligation under this Section 8 shall not apply to information that has become generally known through no wrongful act on the part of the Executive or any other Person having an obligation of confidentiality to the Company or any of its Affiliates. For the avoidance of doubt, the Executive acknowledges that nothing contained herein limits, restricts or in any other way affects the Executive’s communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity.

(b)            All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company or any of its Affiliates and any copies or derivatives (including, without limitation, electronic), in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company and its Affiliates. Except as necessary for the proper performance of the Executive’s regular duties for the Company or as expressly authorized in writing in advance by the Company or its expressly authorized designee, the Executive will not copy any Documents or remove any Documents or copies or derivatives thereof from the premises of the Company. The Executive shall safeguard all Documents and shall surrender to the Company, at the time the Executive’s employment terminates, or at such earlier time or times as the Company or its designee may specify, all Documents and other property of the Company or any of its Affiliates and all documents, records and files of the customers and other Persons with whom the Company or any of its Affiliates does business (collectively, “Third Party Documents” and each individually, a “Third Party Document”) then in the Executive’s possession or control and not accessible by the Company; provided, however, that if a Document or Third-Party Document is on electronic media, the Executive may, in lieu of surrendering the Document or Third-Party Document, provide a copy to the Company on electronic media and delete and overwrite all other electronic media copies thereof. The Executive also agrees that, upon request of any duly authorized officer of the Company, the Executive shall disclose all passwords and passcodes necessary or desirable to enable the Company or any of its Affiliates or the Persons with whom the Company or any of its Affiliates do business to obtain access to the Documents and Third-Party Documents.

(c)            18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The parties also have the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

9.            Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including, without limitation, the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. The Executive will not charge the Company for time spent in complying with these obligations. All copyrightable works that the Executive creates shall be considered “work made for hire” and shall, upon creation, be owned exclusively by the Company.

10.            Restricted Activities. The Executive acknowledges and agrees that (1) she is an executive of the Company with continual access to the Company’s “Trade Secrets,” defined as the whole or any portion or phase of any scientific or technical information, design, process, procedure, formula, improvement, confidential business or financial information, listing of names, addresses, or telephone numbers, or other information relating to the Company which is secret and of value, (2) the Executive’s services are of special, unique and extraordinary value to the Company, and the Executive’s performance of such services to a competing business may result in irreparable harm to the Company, (3) in the event of the Executive’s employment by a competitor, the Executive would inevitably use or disclose Company Trade Secrets, (4) the Executive will receive specialized training from the Company, and (5) the following restrictions on the Executive’s activities during and after employment with the Company are necessary to protect the Company’s Trade Secrets and other legitimate protectable business interests of the Company and its Affiliates:

(a)            Non-Competition. While the Executive is employed by the Company and during the one (l)-year period immediately following termination of the Executive’s employment with the Company for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, whether as owner, partner, investor, consultant, agent, employee, independent contractor, co-venturer or otherwise, whether with or without compensation, compete or assist another Person in competing with the Business (as defined below), or any portion of the Business, in the United States of America (the “Restricted Area”) or undertake any planning for any business competitive with all or a portion of the Business in the Restricted Area. Specifically, but without limiting the foregoing, the Executive agrees not to work for or provide services to, in any capacity, whether as an employee, independent contractor, consultant, agent, co-venturer, or otherwise, whether with or without compensation, any Person that is engaged in all or any portion of the Business, as conducted or in active planning to be conducted during the Executive’s employment with the Company or, with respect to the portion of the Restricted Period that follows the termination of the Executive’s employment, at the time the Executive’s employment terminates, in the Restricted Area. Notwithstanding the foregoing, nothing in this Agreement shall (A) prevent the Executive from providing services to a consulting firm that provides services to any business that competes with the Business, (B) preclude the Executive from owning up to two percent (2%) of the publicly traded securities of any business or (C) prevent the Executive from providing services to an entity that contains a business that competes with the Business, provided, that, the Executive is not responsible for (and does not engage or participate in) the day-to-day management, oversight or supervision of such business, and provided, further, that the Executive does not have direct supervision over the individual or individuals who are so responsible for such day-to-day management, oversight or supervision.

(b)            Non-Solicitation.

(i)            During the Restricted Period, the Executive will not, and will not assist any other Person to directly or indirectly, (A) solicit or encourage any customer of the Company or any of its Affiliates to terminate or diminish its relationship with them; or (B) seek to persuade any such customer or prospective customer of the Company or any of its Affiliates to conduct with anyone else any business or activity which such customer or prospective customer conducts or could conduct with the Company or any of its Affiliates; provided, however, that these restrictions shall apply (I) only with respect to any Person who is or has been a customer of the Company or any of its Affiliates at any time within the immediately preceding two (2)-year period prior to the date of Executive’s termination of employment or whose business has been solicited on behalf of the Company or any of its Affiliates by any of their officers, employees or agents within such two (2)-year period, other than by form letter, blanket mailing or published advertisement, and (II) only if the Executive has performed work for such Person during the Executive’s employment with the Company or one of its Affiliates or been introduced to, or otherwise had contact with, such Person as a result of the Executive’s employment or other associations with the Company or one of its Affiliates or has had access to Confidential Information which would assist in the Executive’s solicitation of such Person. Notwithstanding anything in this Section 10(b) to the contrary, the Executive may solicit customers and prospective customers for purposes of providing or selling products or services that do not compete with the Business. For purposes of this section 10(b)(i), the term “customer” shall include without limitation any Company customer, client, supplier, vendor, partner, reseller, service provider, broker, agent or any other material business relation of the Company.

(ii) During the Restricted Period, the Executive will not, and will not assist any other Person to, (A) hire or solicit for hiring any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment or (B) solicit or encourage any independent contractor providing services to the Company or any of its Affiliates to terminate or diminish such independent contractor’s relationship with them. For the purposes of this Agreement, an “employee” or an “independent contractor” of the Company or any of its Affiliates is any Person who was such at any time within the preceding two (2) years.

11.            Whistleblower Protection. Notwithstanding anything to the contrary contained herein, no provision of this Agreement shall be interpreted so as to impede the Executive (or any other individual) from reporting possible violations of federal law or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or making other disclosures under the whistleblower provisions of federal law or regulation. The Executive does not need the prior authorization of the Company to make any such reports or disclosures and the Executive shall not be required to notify the Company that such reports or disclosures have been made.

12.            Enforcement of Covenants. The Executive acknowledges that the Executive has carefully read and considered all the terms and conditions of this Agreement, including the restraints imposed upon the Executive pursuant to Sections 8, 9 and 10 hereof. The Executive agrees without reservation that each of the restraints contained herein is necessary for the reasonable and proper protection of the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates; that each and every one of these restraints is reasonable in respect to subject matter, length of time and geographic area; and that these restraints, individually or in the aggregate, will not prevent the Executive from obtaining other suitable employment during the period in which the Executive is bound by them. The Executive further agrees that the Executive will never assert, or permit to be asserted on the Executive’s behalf, in any forum, any position contrary to the foregoing. The Executive further acknowledges that, were the Executive to breach any of the covenants contained in Sections 8, 9 or 10 hereof, the damage to the Company and its Affiliates would be irreparable. The Executive therefore agrees that the Company, in addition and not in the alternative to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by the Executive of any of said covenants, without having to post bond. The parties further agree that, in the event that any provision of Sections 8, 9 or 10 hereof shall be determined by any court of competent jurisdiction to be unenforceable, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. The Executive agrees that the Restricted Period shall be tolled, and shall not run, during any period of time in which the Executive is in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this Agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of the Executive’s employment relationship with the Company, shall operate to extinguish the Executive’s obligation to comply with Sections 8, 9 and 10 hereof. Each of the Company’s Affiliates shall have the right to enforce all of the Executive’s obligations to that Affiliate under this Agreement, including, without limitation, pursuant to Sections 8, 9 or 10 hereof.

13.            No Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of the Executive’s obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound, and that the Executive is not now subject to any covenants against competition or similar covenants or any other obligations to any Person or to any court order, judgment or decree that would affect the performance of the Executive’s obligations hereunder. The Executive will not disclose to or use on behalf of the Company any proprietary information of a third party without such party’s consent.

14.            Definitions. Capitalized words or phrases shall have the meanings provided in this Section 14 and as provided elsewhere herein:

(a)            “Affiliate” means any person or entity directly or indirectly controlling or controlled by the Company, where control may be by either management authority or equity interest.

(b)            “Business” means the business of delivery of services to the frail and elderly population through the operation of PACE Programs.

(c)            “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public, and any and all information, which, if disclosed by the Company or any of its Affiliates, would assist in competition against any of them. Confidential Information includes, without limitation, such information relating to (i) the development, research, testing, manufacturing, marketing and financial activities of the Company and its Affiliates, (ii) the Services, (iii) the costs, sources of supply, financial performance and strategic plans of the Company and its Affiliates, (iv) the identity and special needs of the patients of the Company and its Affiliates and (v) the people and organizations with whom the Company and its Affiliates have business relationships and the nature and substance of those relationships. Confidential Information also includes information that the Company or any of its Affiliates has received, or may receive hereafter, belonging to others or that was received by the Company or any of its Affiliates with any understanding, express or implied, that it would not be disclosed.

(d)            “Intellectual Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made, created, developed or reduced to practice by the Executive (whether alone or with others, whether or not during normal business hours or on or off Company premises) during the Executive’s employment and during the period of six (6) months immediately following termination of the Executive’s employment that relate either to the Services or to any prospective activity of the Company or any of its Affiliates or that result from any work performed by the Executive for the Company or any of its Affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its Affiliates.

(e)            “Person” means a natural person, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.

(f)            “Services” means all services planned, researched, developed, tested, sold, licensed, leased or otherwise distributed or put into use by the Company or any of its Affiliates, together with all products provided or otherwise planned by the Company or any of its Affiliates, during the Executive’s employment.

15.            Indemnification. During the Executive’s employment with the Company and thereafter, the Company shall indemnify, and hold the Executive and the Executive’s heirs and representatives harmless against, any and all damages, costs, liabilities, losses and expenses (including reasonable attorneys’ fees) as a result of any claim or proceeding (whether civil, criminal, administrative or investigative) against the Executive that arises out of or relates to the Executive’s service as an officer, director or employee, as the case may be, of the Company, or the Executive’s service in any such capacity or similar capacity with any Affiliate of the Company or other entity at the Company’s request, except, however, the Company’s indemnity shall not apply with respect to matters where the Executive has been grossly negligent, reckless or intentionally violated the rights of the Company or of any third party, unless at the direction of the Company, or where the Executive fails to cooperate fully with the Company in the Company’s defense of any claim or proceeding. The Company agrees to promptly advance to the Executive or the Executive’s heirs or representatives the expenses, including attorneys’ fees and litigation costs, upon written request, with documentation of such expenses satisfactory to the Company and upon receipt of an undertaking by the Executive or on the Executive’s behalf that such amounts will be promptly repaid should it ultimately be determined that the Executive is not entitled to be indemnified by the Company. The Executive agrees to assist and cooperate with the Company, both during the Executive’s employment with the Company and thereafter, in the defense of any legal action related to the Executive’s employment upon reasonable notice and at reasonable times and places. During the Executive’s employment with the Company and thereafter, the Company also shall provide the Executive with coverage under its current directors’ and officers’ liability policy to the same extent that it provides such coverage to its other executive officers or directors and shall be entitled to the same rights of indemnification provided to such other executive officers or directors under the Company’s by-laws, certificate of incorporation or other governing documents. This Section 15 shall continue in effect after the termination of the Executive’s employment or the termination of this Agreement.

16.            Withholding. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

17.            Assignment. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive to one of its Affiliates or in the event that the Company shall hereafter effect a reorganization with, consolidate with or merge into an Affiliate or any Person or transfer all or substantially all of its properties, stock or assets to an Affiliate or any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns.

18.            Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

19.            Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

20.            Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at the Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

21.            Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of the Executive’s employment with the Company (including, without limitation, that certain offer letter from the Company to the Executive, dated as of February 6, 2023).

22.            Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Company.

23.            Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

24.            Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

25.            Governing Law. This is a Colorado contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Colorado, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE:	THE COMPANY:

/s/ Christine Bent	/s/ Patrick Blair
Christine Bent	By: Patrick Blair
Title: Chief Executive Officer

Exhibit A

Form RSU Agreement

[See attached.]

Exhibit B

Release of Claims

Reference is hereby made to that certain Employment Agreement, effective as of March 20, 2023, by and between Total Community Options, Inc., a Colorado corporation (and any successor entity thereto, the “Company”), and Christine Bent (“Executive”) (such agreement, the “Employment Agreement”). Capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

This release of claims (this “General Release”) is entered into by Executive in exchange for good and valuable consideration, and Executive, intended to be legally bound, agrees as follows:

1.	Separation of Employment. Executive’s employment or service with the Company and its Affiliates terminated as of [_______], and Executive hereby resigns from any position as an officer, member of the board of managers or directors (as applicable) or fiduciary of the Company or any of its Affiliates (or reaffirms any such resignation that may have already occurred) and agrees to execute any additional documentation as may be necessary to effectuate such resignations.

2.	Acknowledgment of Payments and Benefits. Executive understands that any payments paid and benefits provided under Section 6[(d)][(e)] of the Employment Agreement represent, in part, consideration for signing this General Release and are not salary, wages or benefits to which Executive was already entitled. Executive understands and agrees that Executive will not receive the payments specified in Section 6[(d)][(e)] of the Employment Agreement unless Executive timely executes, and does not revoke, this General Release within the time period permitted hereafter. Such payments and benefits will not be considered compensation for purposes of any employee benefit plan, program, policy or arrangement maintained or hereafter established by the Company or its Affiliates. In signing this General Release, Executive also acknowledges and represents that, except as set forth in this General Release, Executive is not entitled to receive any additional compensation, bonuses, equity compensation, payment in lieu of any paid time off, equity awards, severance payments or other payments or benefits of any kind from the Company or any of the other Released Parties (as defined below), including, without limitation, any payments of any kind under the Employment Agreement.

3.	Release. Executive, on behalf of Executive and Executive’s heirs beneficiaries, administrators, executors, trustees and assigns, shall, and hereby does, forever and irrevocably release and discharge the Company and its subsidiaries and Affiliates, and each of their respective past, present and future shareholders, directors, officers, employee benefit plans, administrators, trustees, agents, representatives, employees, consultants, parents, subsidiaries, divisions, insurers, attorneys, predecessors, purchasers, successors and assigns, and all those connected with any of them, in their official and individual capacities (each, a “Released Party” and, collectively, the “Released Parties”), from any and all claims, suits, controversies, actions, causes of action, cross-claims, counterclaims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees or liabilities of any nature whatsoever in law and in equity, both past and present and whether known or unknown, suspected, unsuspected or claimed (collectively, “Claims”), which Executive or any of Executive’s beneficiaries, administrators, executors, trustees and assigns may have (a) from the beginning of time through the date upon which Executive executes this General Release; (b) arising out of, or relating to, any agreement and/or any awards, policies, plans, programs, procedures or practices of any of the Released Parties that may apply to Executive or in which Executive may participate or may have participated, including, but not limited to, any rights under bonus plans or programs of any of the Released Parties and/or any other short-term or long-term equity-based or cash-based incentive plans or programs of any of the Released Parties; (c) arising out of, or relating to, Executive’s termination of employment with any of the Released Parties; and/or (d) arising out of, or relating to, Executive’s employment with any Released Party or Executive’s status as an employee, member, officer or director of any of the Released Parties, including, without limitation, any Claims or violations (i) arising under any federal, state or local civil or human rights law, including, but not limited to, the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Equal Pay Act of 1963, the Genetic Information Nondiscrimination Act of 2008[, and] the Worker Adjustment and Retraining Notification Act [and the California Civil Code and the California Fair Employment and Housing Act], as all such laws have been amended from time to time and including all of their respective implementing regulations, and/or any other federal, state, foreign or local labor law, wage and hour law, worker safety law or employee relations or fair employment practices law, or public policy, contract or tort, or under common law; (ii) for wrongful discharge, breach of contract, infliction of emotional distress or defamation; or (iii) for costs, fees or other expenses, including attorneys’ fees, incurred in these matters.

4.	Limitations. Nothing in Section 3 shall release or impair (a) any Claim or right that may arise after the date Executive executes this General Release; (b) any vested benefits under the Company’s benefit plans; (c) any Claim or right Executive may have for indemnification under the Employment Agreement or the Company’s D&O policy, by-laws, certificate of incorporation or other governing documents; or (d) any Claim which by law cannot be waived. Nothing in this General Release is intended to prohibit or restrict Executive’s right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission, or any other local, state or federal administrative body or government agency; provided, that, to the extent permitted by applicable law, Executive hereby waives the right to recover any monetary damages or other relief against any Released Parties; provided, however, that nothing in this General Release shall prohibit Executive from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5.	Later Discovered Claims. Executive understands that Executive may later discover Claims or facts that may be different from, or in addition to, those which Executive now knows or believes to exist with regards to the subject matter of this General Release and which, if known at the time of executing this General Release, may have materially affected this General Release or Executive’s decision to enter into it. Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

6.	No Assignment. Executive represents that Executive has made no assignment or transfer of any right or Claim covered by this General Release, and that Executive further agrees that Executive is not aware of any such right or Claim covered by this General Release.

7.	No Impact on Whistleblowing Rights. Executive understands that nothing contained in this General Release shall be construed to limit, restrict or in any other way affect Executive’s right to communicate with any governmental agency or entity, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General, or make other disclosures under the whistleblower provisions of federal law or regulation.

8.	Third Party Beneficiary. The Released Parties are intended to be third-party beneficiaries of this General Release, and this General Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Released Parties hereunder.

9.	No Admission of Liability. Executive agrees that neither this General Release, nor the furnishing of the consideration for this General Release, shall be deemed or construed at any time to be an admission by the Company, any Released Party or Executive of any improper or unlawful conduct. Rather, this General Release expresses the intention of the parties to resolve all issues and other Claims related to or arising out of the Executive’s employment by and termination of employment with the Company.

10.	Subsequent Breach. Notwithstanding anything in this General Release to the contrary, this General Release shall not relinquish, diminish or in any way affect any rights or Claims arising out of any breach by Employer of the Employment Agreement after the date hereof, which are not subject to this General Release.

11.	Severability. Whenever possible, each provision of this General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or its validity and enforceability in any other jurisdiction, but this General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

12.	Continuing Obligations. Executive acknowledges that Executive will continue to be bound by Executive’s obligations under the Employment Agreement that survive the termination of Executive’s employment by the terms thereof or by necessary implication, including, without limitation, the restrictive covenant obligations set forth in Sections 8, 9 and 10 of the Employment Agreement (all of the foregoing obligations, the “Continuing Obligations”). Executive further acknowledge that the obligation of the Company to make payments to Executive or on Executive’s behalf under Section 6[(d)][(e)] of the Employment Agreement, and Executive’s right to retain the same, are expressly conditioned upon Executive’s continued full performance of Executive’s obligations hereunder and with respect to the Continuing Obligations.

13.	Confidentiality; Non-Disparagement. Subject to Section 7 of this General Release, Executive agrees that Executive will not disclose this General Release or any of its terms or provisions, directly or by implication, except to members of Executive’s immediate family and to Executive’s legal and tax advisors, and then only on condition that they agree not to further disclose this General Release or any of its terms or provisions to others. Subject to Section 7 of this General Release, Executive agrees that Executive will never disparage or criticize the Company, its Affiliates, their business, their management or their products or services, and that Executive will not otherwise do or say anything that could disrupt the good morale of employees of the Company or any of its Affiliates or harm the interests or reputation of the Company or any of its Affiliates. The Company has directed the senior officers and directors of the Company and its Affiliates not to make or cause to be made any statements that disparage or criticize Executive or Executive’s reputation.

14.	No Cooperation with Non-Governmental Third Parties. Executive agrees that, to the maximum extent permitted by law, Executive shall not knowingly encourage, counsel or assist any non-governmental attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges or complaints by any non-governmental third party against any of the Released Parties.

15.	Consultation; Voluntary Agreement. Executive acknowledges that the Company has advised Executive of Executive’s right to consult with an attorney prior to executing this General Release. Executive has carefully read and fully understands all of the provisions of this General Release. Executive is entering into this General Release knowingly, freely and voluntarily, in exchange for good and valuable consideration to which Executive would not be entitled in the absence of executing and not revoking this General Release.

16.	Consideration and Revocation Period. Executive acknowledges that Executive has [twenty-one (21)]/[forty-five (45)] calendar days to consider this General Release (the “Consideration Period”). Executive agrees that changes to this General Release, whether material or immaterial, will not restart the Consideration Period. Executive understands that Executive may, at Executive’s own election, execute this General Release before the expiration of the Consideration Period; provided, however, that Executive may not execute this General Release prior to Executive’s final day of employment with the Company. Executive has seven (7) calendar days after the date on which Executive executes this General Release to revoke Executive’s consent to the General Release. Such revocation must be in writing and must be made to [●] at [●] via [●]. Notice of such revocation must be received within the seven (7) calendar days referenced above. In the event of such revocation by Executive, this General Release will be null and void, and Executive will have no entitlement to the payments and benefits set forth in 6[(d)][(e)] of the Employment Agreement. Provided that Executive does not revoke Executive’s execution of this General Release within such seven (7) day period, this General Release shall become effective on the eighth (8th) calendar day after the date on which Executive initially executes it.

17.	Survival; Incorporation by Reference. Executive acknowledges that Sections 7 through 23 of the Employment Agreement shall survive Executive’s execution of this General Release. Section 23 of the Employment Agreement is incorporated herein by reference.

BY SIGNING THIS GENERAL RELEASE, EXECUTIVE REPRESENTS AND AGREES THAT:

1.	EXECUTIVE HAS READ IT CAREFULLY;

2.	EXECUTIVE UNDERSTANDS ALL OF ITS TERMS AND KNOWS THAT EXECUTIVE IS GIVING UP IMPORTANT RIGHTS, INCLUDING, BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;

3.	EXECUTIVE VOLUNTARILY CONSENTS TO EVERYTHING IN IT;

4.	EXECUTIVE HAS BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND EXECUTIVE HAS DONE SO, OR, AFTER CAREFUL READING AND CONSIDERATION, EXECUTIVE HAS CHOSEN NOT TO DO SO OF EXECUTIVE’S OWN VOLITION;

5.	EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE MAY NOT SIGN THIS GENERAL RELEASE BEFORE THE DATE EXECUTIVE’S EMPLOYMENT WITH THE COMPANY TERMINATES;

6.	EXECUTIVE HAS BEEN GIVEN ALL TIME PERIODS REQUIRED BY LAW TO CONSIDER THIS GENERAL RELEASE (INCLUDING, BUT NOT LIMITED TO, THE TIME PERIODS REQUIRED UNDER THE AGE DISCRIMINATION AND EMPLOYMENT ACT, AS AMENDED) SINCE THE DATE OF EXECUTIVE’S RECEIPT OF THIS GENERAL RELEASE SUBSTANTIALLY IN ITS FINAL FORM ON [DATE] TO CONSIDER ITS TERMS AND TO CONSULT WITH AN ATTORNEY, IF EXECUTIVE WISHED TO DO SO, OR TO CONSULT WITH ANY OF THE OTHER PERSONS DESCRIBED IN SECTION 3 OF THIS GENERAL RELEASE;

7.	EXECUTIVE HAS SIGNED THIS GENERAL RELEASE KNOWINGLY AND VOLUNTARILY, WITH A FULL UNDERSTANDING OF ITS TERMS AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE EXECUTIVE WITH RESPECT TO IT;

8.	EXECUTIVE HAS NOT RELIED ON ANY PROMISES OR REPRESENTATIVES, EXPRESS OR IMPLIED, THAT ARE NOT SET FORTH EXPRESSLY IN THIS GENERAL RELEASE; AND

9.	EXECUTIVE AGREES THAT THE PROVISIONS OF THIS GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED, EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND EXECUTIVE.

DATE:
Christine Bent

B-9